Exhibit 99.1

151 Farmington Avenue Hartford, Conn. 06156	Media Contact: Fred Laberge 860-273-4788 labergear@aetna.com
Investor Contact: Jeffrey A. Chaffkin 860-273-7830 chaffkinj@aetna.com

News Release _________________________________________________________

AETNA REPORTS SECOND-QUARTER 2008 RESULTS
•	Operating earnings were $0.94 per share, a 13 percent increase over the prior-year quarter, above the Thomson/First Call mean of $0.93 per share
·	Net income was $0.97 per share, a 14 percent increase over the prior-year quarter
·	Medical membership increased by 32,000 to 17.5 million in the second quarter of 2008
·	Commercial Medical Benefit Ratio was 80.5 percent
·	Guidance: Full-year 2008 operating earnings per share projected to be $4.00

HARTFORD, Conn., July 31, 2008 ― Aetna (NYSE: AET) today announced second-quarter 2008 operating earnings of $0.94 per share, a 13 percent increase over the prior-year quarter.  The increase in operating earnings per share reflects 15 percent growth in total revenue, solid underwriting results and the impact of share repurchases.  The growth in total revenue was primarily from quarter-over-quarter membership growth and premium rate increases.  Second-quarter net income was $0.97 per share, an increase of 14 percent over the prior-year quarter.  Operating earnings exclude net realized capital losses and other items.(1)

Quarterly Financial Results at a Glance

	Three Months Ended June 30,
(Millions, except per share results)	2008	2007	Change
Total revenue	$7,828.1	$6,793.9	15%
Operating earnings (1)	466.3	439.8	6%
Net income	480.5	451.3	6%

Per share results:
Operating earnings (1)	.94	.83	13%
Net income	.97	.85	14%

Weighted average common shares - diluted	495.8	531.8

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“Aetna’s performance in the second quarter demonstrates our ability to continue producing solid results driven by strong revenue growth as well as membership gains, even in a challenging economic and industry environment,” said Ronald A. Williams, chairman and CEO. “Our success continues to be rooted in two basic principles:  providing our customers with innovative products and services tailored to their needs; and managing health care quality and cost for our customers with disciplined focus and execution.”

“Our focus remains on delivering profitable growth, and we are well positioned to deliver on our projections for 2008,” said Joseph M. Zubretsky, executive vice president and CFO.  “We are therefore confident in reaffirming our full-year 2008 operating earnings guidance of $4.00 per share.(2)  We also expect solid operating earnings per share growth in 2009, and we remain committed to our long term operating earnings per share growth goal of 15 percent.”

Health Care business results
Health Care, which provides a full range of insured and self-insured medical, pharmacy, dental and behavioral health products and services, reported:
•
Operating earnings of $453.9 million for the second quarter of 2008, compared with $420.0 million for the second quarter of 2007.  The increase in operating earnings reflects an 18 percent increase in revenue as well as solid underwriting results and continued general and administrative expense efficiencies.  The increase in revenue was primarily from membership growth, premium rate increases and acquisitions.

•	Net income of $447.3 million for the second quarter of 2008, compared with $403.1 million for the second quarter of 2007.
•	Our Medical Benefit Ratios by product for second quarter 2008 and 2007 were as follows:

	2008	2007
Commercial	80.5%	80.5%
Medicare	86.9%	88.2%
Medicaid	89.8%	*
Total	81.9%	81.5%
* Not meaningful. Aetna acquired significant Medicaid membership in July 2007.

•	Second quarter medical membership increased by 32,000 to 17.499 million, pharmacy membership increased by 17,000 to 10.968 million and dental membership decreased by 60,000 to 14.106 million.

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•	Total revenues for the second quarter of 2008 increased by 18 percent to $7.2 billion from $6.1 billion for the second quarter of 2007.

Group Insurance business results
Group Insurance, which includes group life, disability and long-term care products, reported:
•
Operating earnings of $39.3 million for the second quarter of 2008, compared with $39.2 million for the second quarter of 2007, reflecting a higher underwriting margin due to favorable disability results partially offset by lower net investment income.

•	The Group Insurance benefit ratio was 85.9 percent for the second quarter of 2008, compared with 90.9 percent for the second quarter of 2007, reflecting favorable disability experience.
•	Net income of $34.1 million for the second quarter of 2008, compared with $25.6 million for the second quarter of 2007.
•	Total revenues of $495.8 million for the second quarter of 2008, compared with $532.2 million for the second quarter of 2007.

Large Case Pensions business results
Large Case Pensions, which manages a variety of discontinued and other retirement and savings products, primarily qualified pension plans, reported:
•	Operating earnings of $9.9 million for the second quarter of 2008, compared with $8.4 million for the second quarter of 2007.
•
Net income of $35.9 million for the second quarter of 2008, compared with $50.4 million for the second quarter of 2007.  Net income included a $28.5 million and a $41.8 million after-tax benefit for the second quarter 2008 and 2007, respectively, related to the reduction of reserves for discontinued products.

Total company results
•
Total Revenues increased 15 percent to $7.8 billion for the second quarter of 2008, compared with $6.8 billion for the second quarter of 2007. The growth in second-quarter revenue reflects a 17 percent increase in premiums and a 13 percent increase in fees and other revenue.  This revenue growth reflects a higher level of membership, premium rate increases and revenue from the third quarter 2007 acquisition of Schaller Anderson, Incorporated.

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•
Total Operating Expenses were $1.4 billion for the second quarter of 2008, $183.6 million higher than the second quarter of 2007.  Operating expenses as a percentage of revenue (3) was 17.8 percent for the second quarter of 2008 and 2007.  Excluding operating expenses from our recent acquisitions of Schaller Anderson and Goodhealth Worldwide, the operating expense ratio was 17.3 percent for the second quarter of 2008, an improvement of 50 basis points.  Including net realized capital losses, this percentage was 17.9 percent for the second quarter of 2008 and 2007.

•
Corporate Interest Expense was $36.8 million after tax for the second quarter of 2008, compared with $27.8 million for the second quarter of 2007.  The increase for second quarter 2008 was due to higher average debt levels in 2008.

•
Net Income was $480.5 million for the second quarter of 2008, compared with $451.3 million for the second quarter of 2007.   Net income includes $14.3 million and $30.3 million of net realized capital losses in the second quarter of 2008 and 2007, respectively.

•
Operating Margin was 10.2 percent for the second quarter of 2008, compared with 10.8 percent for the second quarter of 2007, pre-tax.(4) The after-tax operating margin, which represents net income divided by total revenue, was 6.1 percent for the second quarter of 2008, compared with 6.6 percent for the second quarter of 2007.

•	Share repurchases totaled 13.7 million shares at a cost of $600.0 million in the second quarter of 2008.

A live audio webcast of the second-quarter results conference call will begin at 8:30 a.m. ET today.  The public may access the conference call through a live audio webcast available on Aetna’s Investor Information link on the internet at www.aetna.com.  Financial, statistical and other information, including GAAP reconciliations, related to the conference call also will be available on Aetna’s Investor Information web site.

The conference call also can be accessed by dialing 866-409-1561, or 913-312-1466 for international callers.  Aetna suggests participants dial in approximately 10 minutes before the call.  Individuals who dial in will be asked to identify themselves and their affiliations.

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A replay of the call may be accessed through Aetna’s Investor Information link on the internet at www.aetna.com or by dialing 888-203-1112, or 719-457-0820 for international callers. The replay access code is 8312145. Telephone replays will be available from 11:30 a.m. ET on July 31 until midnight ET on August 13, 2008.

Aetna is one of the nation’s leading diversified health care benefits companies, serving approximately 37.2 million people with information and resources to help them make better informed decisions about their health care. Aetna offers a broad range of traditional and consumer-directed health insurance products and related services, including medical, pharmacy, dental, behavioral health, group life and disability plans, and medical management capabilities and health care management services for Medicaid plans. Our customers include employer groups, individuals, college students, part-time and hourly workers, health plans, governmental units, government-sponsored plans, labor groups and expatriates.
www.aetna.com

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Consolidated Statements of Income

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
(Millions)	2008	2007	2008	2007
Revenue:
Health care premiums	$6,288.9	$5,292.8	$12,542.4	$10,471.3
Other premiums	473.3	503.2	948.5	998.6
Fees and other revenue	829.3	736.2	1,654.6	1,469.0
Net investment income	258.7	308.3	501.9	602.8
Net realized capital losses	(22.1)	(46.6)	(80.6)	(47.8)
Total revenue	7,828.1	6,793.9	15,566.8	13,493.9

Benefits and expenses:
Health care costs	5,153.3	4,313.9	10,239.5	8,491.0
Current and future benefits	500.8	576.7	1,009.7	1,167.1
Operating expenses:
Selling expenses	275.6	256.8	579.4	526.6
General and administrative expenses	1,122.4	957.6	2,219.5	1,892.3
Total operating expenses	1,398.0	1,214.4	2,798.9	2,418.9
Interest expense	56.6	42.8	111.0	85.1
Amortization of other acquired intangible assets	27.3	21.8	55.1	43.6
Reduction of reserve for anticipated future
losses on discontinued products	(43.8)	(64.3)	(43.8)	(64.3)
Total benefits and expenses	7,092.2	6,105.3	14,170.4	12,141.4

Income before income taxes	735.9	688.6	1,396.4	1,352.5
Income taxes	255.4	237.3	484.3	466.6
Net income	$480.5	$451.3	$912.1	$885.9

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Summary of Results

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
(Millions)	2008	2007	2008	2007

Operating earnings	$466.3	$439.8	$935.9	$875.2
Reduction of reserve for anticipated future
losses on discontinued products	28.5	41.8	28.5	41.8
Net realized capital losses	(14.3)	(30.3)	(52.3)	(31.1)
Net income (GAAP measure)	$480.5	$451.3	$912.1	$885.9

Weighted average common shares - basic	480.6	513.3	487.4	514.7

Weighted average common shares - diluted	495.8	531.8	502.4	534.1

Summary of Results Per Common Share
Operating earnings	$.94	$.83	$1.86	$1.64
Reduction of reserve for anticipated future
losses on discontinued products	.06	.08	.06	.08
Net realized capital losses	(.03)	(.06)	(.10)	(.06)
Net income (GAAP measure)	$.97	$.85	$1.82	$1.66

Segment Information (5)
Health Care:
Premiums:
Commercial	$4,954.4	$4,597.6	$9,837.8	$9,110.2
Medicare	1,194.3	677.8	2,421.8	1,329.2
Medicaid	140.2	17.4	282.8	31.9
Total premiums	$6,288.9	$5,292.8	$12,542.4	$10,471.3

Total revenue (6)	$7,175.5	$6,076.7	$14,291.5	$12,042.2

Selling expenses	$251.3	$231.9	$530.6	$479.5
General and administrative expenses	1,052.3	887.0	2,082.9	1,756.3
Total operating expenses	$1,303.6	$1,118.9	$2,613.5	$2,235.8

Operating earnings	$453.9	$420.0	$915.5	$842.7
Net realized capital losses	(6.6)	(16.9)	(20.6)	(19.2)
Net income (GAAP measure)	$447.3	$403.1	$894.9	$823.5

Medical Benefit Ratios:
Commercial	80.5%	80.5%	80.2%	80.0%
Medicare	86.9%	88.2%	86.4%	88.1%
Medicaid	89.8%	*	91.3%	*
Total	81.9%	81.5%	81.6%	81.1%
* Not meaningful. Aetna acquired significant Medicaid membership in July 2007.

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Segment Information continued (5)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
(Millions)	2008	2007	2008	2007
Group Insurance:
Total revenue (6)	$495.8	$532.2	$978.7	$1,076.6

Selling expenses	$24.3	$24.9	$48.8	$47.1
General and administrative expenses	66.6	66.7	129.4	128.5
Total operating expenses	$90.9	$91.6	$178.2	$175.6

Operating earnings	$39.3	$39.2	$74.2	$70.3
Net realized capital losses	(5.2)	(13.6)	(24.4)	(13.4)
Net income (GAAP measure)	$34.1	$25.6	$49.8	$56.9

Large Case Pensions:
Total revenue (6)	$156.8	$185.0	$296.6	$375.1

Operating earnings	$9.9	$8.4	$18.4	$17.5
Reduction of reserve for anticipated future
losses on discontinued products	28.5	41.8	28.5	41.8
Net realized capital (losses) gains	(2.5)	.2	(7.3)	1.5
Net income (GAAP measure)	$35.9	$50.4	$39.6	$60.8

Total Company:
Revenue, excluding net realized capital losses and
2007 acquisitions (A)	$7,673.1	$6,840.5	$15,302.2	$13,541.7
Schaller Anderson and Goodhealth revenue	177.1	-	345.2	-
Revenue, excluding net realized capital losses (B)	7,850.2	6,840.5	15,647.4	13,541.7
Net realized capital losses	(22.1)	(46.6)	(80.6)	(47.8)
Total revenue (C) (GAAP measure)	$7,828.1	$6,793.9	$15,566.8	$13,493.9

Operating expenses, excluding 2007 acquisitions (D)	$1,331.2	$1,214.4	$2,669.8	$2,418.9
Schaller Anderson and Goodhealth operating
expenses	66.8	-	129.1	-
Total operating expenses (E) (GAAP measure)	$1,398.0	$1,214.4	$2,798.9	$2,418.9

Operating Expenses Percentages:
Operating expenses as a % of revenue, excluding 2007
acquisitions (D)/(A)	17.3%	17.8%	17.4%	17.9%
Operating expenses as a % of revenue (E)/(B)	17.8%	17.8%	17.9%	17.9%
Operating expenses as a % of total revenue (E)/(C)
(GAAP measure)	17.9%	17.9%	18.0%	17.9%

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Membership

	June 30,	March 31,	December 31,	June 30,
(Thousands)	2008	2008	2007	2007
Medical Membership:
Commercial	16,291	16,288	15,843	15,374
Medicare Advantage	360	350	193	189
Medicare Health Support Program	13	14	14	15
Medicaid	835	815	803	189
Total Medical Membership	17,499	17,467	16,853	15,767
Consumer-Directed Health Plans (7)	1,388	1,359	994	960

Dental Membership:
Commercial	12,546	12,592	12,306	12,174
Medicare & Medicaid	615	610	588	159
Network Access (8)	945	964	938	852
Total Dental Membership	14,106	14,166	13,832	13,185

Pharmacy Membership:
Commercial	9,736	9,746	9,613	9,461
Medicare PDP (stand-alone)	368	369	311	311
Medicare Advantage PDP	189	181	151	148
Medicaid	23	22	21	20
Total Pharmacy Benefit Management Services	10,316	10,318	10,096	9,940
Mail Order (9)	652	633	636	646
Total Pharmacy Membership	10,968	10,951	10,732	10,586

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Operating Margins

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
(Millions)	2008	2007	2008	2007
Reconciliation to Income Before Income Taxes:
Operating earnings before income taxes, excluding interest
expense and amortization of other acquired intangible
assets (A)	$798.1	$735.5	$1,599.3	$1,464.7
Interest expense	(56.6)	(42.8)	(111.0)	(85.1)
Amortization of other acquired intangible assets	(27.3)	(21.8)	(55.1)	(43.6)
Reduction of reserve for anticipated future losses
on discontinued products	43.8	64.3	43.8	64.3
Net realized capital losses	(22.1)	(46.6)	(80.6)	(47.8)
Income before income taxes (B) (GAAP measure)	$735.9	$688.6	$1,396.4	$1,352.5

Reconciliation to Net Income:
Operating earnings, excluding interest expense and
amortization of other acquired intangible assets (C)	$520.8	$481.7	$1,043.9	$958.8
Interest expense, net of tax	(36.8)	(27.8)	(72.2)	(55.3)
Amortization of other acquired intangible assets, net of tax	(17.7)	(14.1)	(35.8)	(28.3)
Reduction of reserve for anticipated future losses
on discontinued products, net of tax	28.5	41.8	28.5	41.8
Net realized capital losses, net of tax	(14.3)	(30.3)	(52.3)	(31.1)
Net income (D) (GAAP measure)	$480.5	$451.3	$912.1	$885.9

Reconciliation of Revenue:
Revenue, excluding net realized capital losses (E)	$7,850.2	$6,840.5	$15,647.4	$13,541.7
Net realized capital losses	(22.1)	(46.6)	(80.6)	(47.8)
Total revenue (F) (GAAP measure)	$7,828.1	$6,793.9	$15,566.8	$13,493.9

Operating Margins:
Pretax operating margin (A)/(E)	10.2%	10.8%	10.2%	10.8%
Pretax operating margin (B)/(F) (GAAP measure)	9.4%	10.1%	9.0%	10.0%

After-tax operating margin (C)/(E)	6.6%	7.0%	6.7%	7.1%
After-tax operating margin (D)/(F) (GAAP measure)	6.1%	6.6%	5.9%	6.6%

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(1) Operating earnings exclude net realized capital gains and losses and other items, if any, from net income as discussed below.  Although the excluded items may recur, management believes that operating earnings and operating earnings per share provide a more useful comparison of Aetna’s underlying business performance from period to period.  Management uses operating earnings to assess business performance and to make decisions regarding Aetna’s operations and allocation of resources among Aetna’s businesses. Operating earnings is also the measure reported to the Chief Executive Officer for these purposes.  Each of the excluded items is discussed below:

·
Net realized capital gains and losses arise from various types of transactions, primarily in the course of managing a portfolio of assets that support the payment of liabilities.  However, these transactions do not directly relate to the underwriting or servicing of products for customers and are not directly related to the core performance of Aetna’s business operations.

·
Release of reserves for anticipated future losses on discontinued products in Large Case Pensions of $28.5 million and $41.8 million, after tax, are considered other items for the three and six months ended June 30, 2008 and 2007, respectively, as they represent a reduction of reserves previously established for certain products no longer offered by Aetna that do not benefit ongoing business operations.

For a reconciliation of these items to financial measures calculated under U.S. generally accepted accounting principles (“GAAP”), refer to the tables on pages 7 through 8 and page 10 of this press release.

(2) Projected operating earnings per share exclude any future net realized capital gains or losses and other items, if any, from net income. Aetna is not able to project the amount of future net realized capital gains or losses and therefore cannot reconcile projected operating earnings to projected net income, or to a projected change in net income, in any period. Projected operating earnings per share for the full-year 2008 assumes less than 495 million weighted-average diluted shares.

(3) Operating expenses as a percentage of revenue excludes net realized capital gains and losses from total revenue.  Aetna also displays operating expenses as a percentage of revenue excluding revenue and operating expenses from the 2007 acquisitions of Schaller Anderson and Goodhealth Worldwide.

(4)  In order to provide useful information regarding Aetna’s profitability on a basis comparable to others in the industry, without regard to financing decisions, income taxes or amortization of other acquired intangible assets (each of which may vary for reasons not directly related to the performance of the underlying business), Aetna’s pretax operating margin is based on operating earnings excluding interest expense, income taxes and amortization of other acquired intangible assets. Management also uses pretax operating margin to assess Aetna’s performance, including performance versus competitors.

 (5) Revenue and operating expense information is presented before income taxes.  Operating earnings information is presented net of income taxes.

(6)  Segment revenue includes net realized capital gains and losses.

(7) Represents members in consumer-directed health plans included in Aetna’s Commercial medical membership.

(8) Represents members in products that allow these members access to Aetna’s dental provider network for a nominal fee.

(9) Represents members who purchased medications through Aetna Rx Home Delivery®, our mail order pharmacy, during the quarterly period.

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CAUTIONARY STATEMENT; ADDITIONAL INFORMATION -- Certain information in this press release is forward looking, including our projections as to operating earnings per share and weighted-average diluted shares. Forward-looking information is based on management's estimates, assumptions and projections, and is subject to significant uncertainties and other factors, many of which are beyond Aetna's control. Important risk factors could cause actual future results and other future events to differ materially from those currently estimated by management, including failure to achieve desired rate increases and/or profitable membership growth due to the slowing economy and/or significant competition, especially in key geographic markets where membership is concentrated; adverse changes in size, product mix or medical cost experience of membership; adverse pricing or funding actions by federal or state government payors; and adverse changes in federal or state government policies or regulation (including legislative proposals that would affect our business model and/or limit our ability to price for the risk we assume and/or reflect reasonable costs or profits in our pricing, and other proposals, such as initiatives to eliminate or reduce ERISA pre-emption of state laws, that would increase potential litigation exposure or mandate coverage of certain health benefits). Other important risk factors include, but are not limited to:  unanticipated increases in medical costs (including increased medical utilization, increased pharmacy costs, increases resulting from unfavorable changes in contracting or re-contracting with providers, changes in membership mix to lower-premium or higher-cost products or membership-adverse selection; as well as changes in medical cost estimates due to the necessary extensive judgment that is used in the medical cost estimation process, the considerable variability inherent in such estimates, and the sensitivity of such estimates to changes in medical claims payment patterns and changes in medical cost trends); the ability to reduce administrative expenses while maintaining targeted levels of service and operating performance; the ability to improve relations with providers while taking actions to reduce medical costs and/or expand the services we offer; reduced levels of investment income from low interest rates; the ability to successfully integrate our businesses (including acquired businesses) and implement multiple strategic and operational initiatives simultaneously; our ability to integrate, simplify, and enhance our existing information technology systems and platforms to keep pace with changing customer and regulatory needs; the outcome of various litigation and regulatory matters, including litigation and ongoing reviews of business practices by various regulatory authorities (including the current industry-wide investigation by the New York Attorney General into certain payment practices with respect to out-of-network providers); reputational issues arising from data security breaches or other means; and increases in medical costs or Group Insurance claims resulting from any acts of terrorism, epidemics or other extreme events. For more discussion of important risk factors that may materially affect Aetna, please see the risk factors contained in Aetna's 2007 Annual Report on Form 10-K, on file with the Securities and Exchange Commission (“SEC”). You also should read Aetna's Quarterly Report on Form 10-Q for the quarter ended June 30, 2008 when filed with the SEC for a discussion of Aetna's historical results of operations and financial condition.